UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 11, 2007

Collexis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-33495	20-0987069
(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC	29201
(Address of principal executive offices)	(Zip Code)

(803) 727-1113
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 11, 2007, Collexis Holdings, Inc., the registrant, concluded that the following financial statements should no longer be relied upon because of errors in those financial statements:

•	the unaudited financial statements of Collexis B.V. for the nine months ended September 30, 2006 included in a Current Report on Form 8-K dated February 14, 2007; and

•
the unaudited financial statements of Collexis Holdings, Inc. for the three and nine months ended March 31, 2007 included in the Quarterly Report on Form 10-QSB of Collexis for the periods ended March 31, 2007.

Our accounting consultants with Intersect CFO, LLC first discovered these errors in connection with their work on the financial statements to be included in our transition report on Form 10-KSB to be filed with the SEC on or soon after the date that this Current Report on Form 8-K is filed. Intersect CFO then reviewed the issues with the chairman of Collexis’ audit committee, who concurred with the analysis of Intersect CFO.

In each case, these financial statements did not properly reflect the application of FASB No. 123R and improperly reflected a deferred tax asset. The application of FASB No. 123R was not possible at the time of filing the financial statements listed above because the books and records of Collexis related to stock option activity necessary to determine the appropriate expense for the relevant periods were incomplete. Collexis is removing the deferred tax asset for those periods and for subsequent periods because it has determined that the asset is not guaranteed based on future profits.

Collexis is now preparing amendments to the reports referenced above for filing with the SEC. These amended filings will include restated financial statements for the periods noted.

Item 5.01 Changes in Control of Registrant.

On October 15, 2007, we entered into a voting trust agreement with Margie Chassman and William D. Kirkland, our Chief Executive Officer, as trustee under the voting trust agreement. No consideration was paid in connection with the voting trust agreement. Ms. Chassman holds a total of 30,999,456 shares of our common stock, or 48.8% of the issued and outstanding common stock. Ms. Chassman is the wife of David Blech, who disclaims beneficial ownership of such securities. Mr. Blech has provided significant consulting services to us. Mr. Blech assisted in arranging the February 2007 reverse merger of Technology Holdings, Inc. and Collexis Delaware, and has arranged for investors to invest the majority of the funds that we have raised to date. Mr. Blech received no compensation for these services.

The voting trust agreement established a trust into which all shares held by Ms. Chassman were deposited. The voting trust agreement requires that any shares of our capital stock that are acquired by Ms. Chassman or her “family members” (including Mr. Blech) or her “affiliates,” as those terms are defined in the voting trust agreement, after the date of the voting trust agreement be immediately deposited into the trust. The voting trust terminates upon the earlier of: (a) October 15, 2017; or (b) when the shares in the trust represent less than 19% of the voting interest of our outstanding capital stock. The voting trust will not be terminated, however, if its continued existence is required by a regulatory authority - for example if required as a condition to the continued listing of our equity securities on the principal trading market for those equity securities.

The voting trust agreement does not restrict Ms. Chassman or any of her family members or affiliates from selling or pledging any of the shares deposited into the voting trust, nor does it prohibit Ms. Chassman or any of her family members or affiliates from purchasing additional shares of our common stock, provided that any shares they purchase also become subject to the voting trust agreement.

Under the voting trust agreement, the trustee of the voting trust agreement must be our Chief Executive Officer. With regard to any matter submitted to our stockholders for a vote (including by written consent), the trustee must give instructions to us (which may be done by executing and delivering a proxy) to the effect that the shares in the trust are being voted on such matter on a pro rata basis proportionate to all other votes actually cast. With respect to matters that under current or future Nevada law require approval by a class of our outstanding shares that includes the Trust Shares, the Trust Shares must be voted on a pro rata basis proportionate to all other votes of shares of that class actually cast, other than shares in the trust.

The voting agreement cannot be amended without:

•	the prior written consent of Collexis Holdings, Inc., acting by unanimous vote of the independent members of our board of directors;
•	the written approval of the independent certified accounting firm that is at the time engaged as our primary outside auditor; and
•	with respect to certain amendments directly affecting the Ms. Chassman or her family members or affiliates, the vote of a majority in interest of those persons.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Voting Trust Agreement by and among Margie Chassman, Collexis Holdings, Inc. and William D. Kirkland dated October 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: October 15, 2007	By:	/s/ William D. Kirkland
William D. Kirkland Chief Executive Officer Chief Financial Officer